A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 20-F of our report on the balance sheets of Hi Ho Silver Resources, Inc. (the “Company”) as of July 31, 2006 and 2005 and the related statements of operations, shareholders’ equity and cash flows for the year ended July 31, 2006 and the period from April 7, 2005 (Date of Inception) to July 31, 2005. We also consent to the reference to our firm under the heading “Statement by Experts” in the Form 20-F. Our report dated October 13, 2006, except as to Notes 4 and 9, which is as of November 16, 2006 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

“Amisano Hanson”

AMISANO HANSON
Chartered Accountants

Vancouver, BC, Canada
March 16, 2007

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net